THE TRAVELERS INSURANCE COMPANY O ONE TOWER SQUARE O HARTFORD, CT 06183

                                 A STOCK COMPANY

            CORPORATE FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Insured's Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable at death.

READ YOUR POLICY CAREFULLY

This is a legal contract between you and us.

RIGHT TO CANCEL

We want you to be satisfied with the policy you have purchased. We urge you to examine it closely. If, for any reason, you are not satisfied, you may return the policy to us or to the agent from whom it was purchased to be cancelled within the latest of:

     1.   10 days after the policy was delivered to you; or

     2. 10 days after we have mailed or delivered the Notice of the Right to Cancel to you; or

     3.   45 days after the date the application for this policy was signed.

Within 7 days after our receipt of your request In Writing for a refund, we will refund to you the Contract Value of the policy on the date we receive the returned policy; plus any charges and expenses which may have been deducted; less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.

                         Signed at Hartford, Connecticut

                              /s/ GEORGE C. KOKULIS
                              ---------------------
                                    President

            CORPORATE FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                      INSURANCE PAYABLE AT INSURED'S DEATH
                                NON-PARTICIPATING

THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). ALL SEPARATE ACCOUNT VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

L-15927

                                  TABLE OF CONTENTS

Right to Cancel                                                    Policy Jacket

Policy Summary                                                     Page 3

Definitions                                                        Page 4

Benefits--Basic Policy                                             Page 5

Policy Values                                                      Page 6

Premium and Valuation Provisions                                   Page 8

Separate Account Option Valuation                                  Page 8

Transfers Between Investment Options                               Page 9

Continuation of Insurance, Grace Period and Reinstatement          Page 9

Ownership Rights                                                   Page 10

General Provisions                                                 Page 10

Settlement Options

A copy of the application and any riders follows the Settlement Options.

L-15927

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:            $ 100,000
INSURED :         JOHN DOE          POLICY DATE:              MAY 01, 1999
AGE:              35                ISSUE DATE:               MAY 01, 1999
                                    MATURITY DATE:            MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

INITIAL STATED AMOUNT:              $ 100,000

INITIAL PREMIUM:                    $ 469

PLANNED PREMIUM:                    $ 469

PLANNED PREMIUMS PAYABLE:           ANNUALLY

TARGET PREMIUM:                     [$ 4118]

INSURANCE OPTION:                   [1] (LEVEL)

MINIMUM STATED AMOUNT               [$ 50,000]

MINIMUM ANNUAL EFFECTIVE RATE:      3%

MAXIMUM CHANGE AGE                  [80]

MINIMUM INCREASE AMOUNT:            [$ 5,000]

MINIMUM LOAN AMOUNT:                WE RESERVE THE RIGHT TO LIMIT THE MINIMUM
                                    LOAN AMOUNT TO $500

MAXIMUM LOAN AMOUNT:                100% OF CONTRACT VALUE MINUS INDEBTEDNESS AS
                                    OF THE DATE WE RECEIVE YOUR LOAN REQUEST.

ANNUAL INTEREST RATE
CHARGED TO INDEBTEDNESS:            5% CHARGED IN ARREARS

MINIMUM ANNUAL INTEREST RATE
CREDITED TO LOAN ACCOUNTS:          4%

DEATH BENEFIT INTEREST FACTOR:      1.00327374

AMOUNT:                             AMOUNT TO $500

MAXIMUM PREMIUM TAX                 2.25% OF EACH PREMIUM PAID
CHARGE:

MAXIMUM FEDERAL DEFERRED            1.25% OF EACH PREMIUM PAID
ACQUISITION TAX CHARGE:

MAXIMUM SALES EXPENSE CHARGE:       11.50% UP TO TARGET PREMIUM PAID ALL YEARS.
                                    8.50% ABOVE TARGET PREMIUM PAID ALL YEARS.

                                    PAGE 3(A)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:            $ 100,000
INSURED :         JOHN DOE          POLICY DATE:              MAY 01, 1999
AGE:              35                ISSUE DATE:               MAY 01, 1999
                                    MATURITY DATE:            MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
                               BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

GUARANTEED MONTHLY                  $30.00 ALL YEARS, PLUS [$0.10] PER
ADMINISTRATIVE EXPENSE CHARGE:      THOUSAND OF PER THOUSAND DEATH BENEFIT
                                    FOR 20 YEARS. THIS LOAD APPLIES TO THE
                                    INITIAL STATED AMOUNT AND ANY APPLIED
                                    FOR INCREASES IN COVERAGE. THE DURATION
                                    OF THE LOAD IS MEASURED FROM THE SEGMENT
                                    EFFECTIVE DATE.

MAXIMUM MONTHLY
CASE EXPENSE CHARGE:                $60.00 DIVIDED INTO THE NUMBER OF POLICIES
                                    IN A CASE.

RATE CLASS:                         MALE PREFERRED NONSMOKER

                               PAGE 3(A) CONTINUED

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:            $ 100,000
INSURED :         JOHN DOE          POLICY DATE:              MAY 01, 1999
AGE:              35                ISSUE DATE:               MAY 01, 1999
                                    MATURITY DATE:            MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
SEPARATE ACCOUNT:
THE TRAVELERS FUND UL FOR VARIABLE LIFE INSURANCE
--------------------------------------------------------------------------------

                                UNDERLYING FUNDS:

  [FIXED FUND]
  AIM Capital Appreciation Portfolio
  Alliance Growth & Income Portfolio - Class B
  Alliance Growth Portfolio
  Alliance Premier Growth Portfolio - Class B
  American Century VP Ultra Fund
  American Funds Global Growth Fund - Class 2
  American Funds Growth Fund - Class 2
  American Funds Growth - Income Fund - Class 2
  Capital Appreciation Fund (JANUS)
  Credit Suisse Emerging Markets Portfolio
  Delaware VIP REIT Series
  Dreyfus Stock Index Fund
  Dreyfus VIF Appreciation Portfolio - Initial Shares
  Dreyfus VIF Small Cap Portfolio - Initial Shares
  Equity Income Portfolio (FIDELITY)
  Equity Index Portfolio - Class 1
  Fidelity VIP Asset Manager Portfolio - Initial Class
  Fidelity VIP Contrafund(R) Portfolio - Service Class 2
  Fidelity VIP Mid Cap Portfolio - Service Class 2
  Franklin Small Cap Fund - Class 2
  Janus Aspen Series Balanced Portfolio - Service Shares
  Janus Aspen Series Global Tech. Portfolio - Service Shares
  Janus Aspen Series Worldwide Growth Portfolio - Service Shares
  Large Cap Portfolio (FIDELITY)
  Lazard International Stock Portfolio
  MFS Emerging Growth Portfolio
  MFS Mid Cap Growth Portfolio
  MFS Research Portfolio
  MFS Total Return Portfolio
  PIMCO Total Return Portfolio - Administrative Class
  Pioneer Mid-Cap Value VCT Portfolio - Class II
  Putnam VT International Growth Fund - Class IB
  Putnam VT Small Cap Value Fund - Class IB
  Putnam VT Voyager II Fund - Class IB
  Salomon Brothers Variable Capital Fund
  Salomon Brothers Variable Investors Fund
  Salomon Brothers Variable Strategic Bond Fund
  Salomon Brothers Variable Total Return Fund
  Scudder VIT EAFE(R) Equity Index Fund
  Scudder VIT Small Cap Index Fund
  Smith Barney Aggressive Growth Portfolio
  Smith Barney Fundamental Value Portfolio
  Smith Barney International All Cap Growth Portfolio
  Smith Barney Large Cap Growth Portfolio
  Social Awareness Stock Portfolio (SMITH BARNEY)
  Templeton Foreign Securities Fund - Class 2
  Travelers Convertible Securities Portfolio
  Travelers Disciplined Mid Cap Stock Portfolio
  Travelers High Yield Bond Trust
  Travelers Money Market Portfolio
  Travelers Quality Bond Portfolio
  Travelers U.S. Government Securities Portfolio
  Van Kampen Enterprise Portfolio


                                    PAGE 3(B)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:            $ 100,000
INSURED :         JOHN DOE          POLICY DATE:              MAY 01, 1999
AGE:              35                ISSUE DATE:               MAY 01, 1999
                                    MATURITY DATE:            MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------

THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS (IN BASIS POINTS) IS [.2055 ] WHICH INCLUDES MORTALITY AND EXPENSE CHARGES FOR ALL POLICY YEARS.

INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO SIX TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL ALLOCATE ANY NET PREMIUM TO ANY INVESTMENT OPTION WHICH HAD BEEN SELECTED DURING THE RIGHT TO CANCEL PERIOD.

PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE MATURITY DATE. CHARGES FOR RIDERS ARE PAYABLE TO THE EXPIRY DATE. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

--------------------------------------------------------------------------------

           TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                   (MONTHLY RATE FOR EACH $1,000 OF COVERAGE)

--------------------------------------------------------------------------------

POLICY      MAXIMUM         POLICY     MAXIMUM     POLICY        MAXIMUM
YEAR         RATE            YEAR       RATE        YEAR           RATE
----       ---------        ------     --------    -------     -------------
  1          0.1810           23       1.0932        45           8.2619
  2          0.1935           24       1.1894        46           9.0119
  3          0.2077           25       1.2942        47           9.8582
  4          0.2236           26       1.4109        48          10.8223
  5          0.2420           27       1.5430        49          11.9024
  6          0.2629           28       1.6923        50          13.0775
  7          0.2854           29       1.8597        51          14.3247
  8          0.3097           30       2.0454        52          15.6263
  9          0.3365           31       2.2459        53          16.9762
 10          0.3649           32       2.4605        54          18.3754
 11          0.3950           33       2.6886        55          19.8343
 12          0.4277           34       2.9344        56          21.3788
 13          0.4620           35       3.2068        57          23.0518
 14          0.4989           36       3.5147        58          24.9371
 15          0.5399           37       3.8670        59          27.2442
 16          0.5852           38       4.2723        60          30.4453
 17          0.6381           39       4.7329        61          35.4922
 18          0.6968           40       5.2401        62          44.5151
 19          0.7640           41       5.7847        63          62.8314
 20          0.8380           42       6.3595        64          83.3333
 21          0.9180           43       6.9577        65          83.3333
 22          1.0030           44       7.5852

--------------------------------------------------------------------------------
RATE CLASS:  MALE PREFERRED NONSMOKER

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.

                                  PAGE 3 (COI)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:            $ 100,000
INSURED :         JOHN DOE          POLICY DATE:              MAY 01, 1999
AGE:              35                ISSUE DATE:               MAY 01, 1999
                                    MATURITY DATE:            MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:    1ST DAY OF MONTH

--------------------------------------------------------------------------------
MINIMUM AMOUNT INSURED: THE FOLLOWING PERCENTAGE OF THE CASH VALUE ARE THE MINIMUM AMOUNT INSURED ON ANY POLICY ANNIVERSARY.
--------------------------------------------------------------------------------
POLICY      MAXIMUM         POLICY     MAXIMUM     POLICY         MAXIMUM
YEAR         RATE            YEAR       RATE        YEAR            RATE
----       ---------        ------     --------    -------     -------------
  1           391%            23         202%         45            134%
  2           379%            24         196%         46            133%
  3           366%            25         191%         47            131%
  4           355%            26         187%         48            129%
  5           343%            27         182%         49            128%
  6           332%            28         178%         50            127%
  7           322%            29         174%         51            120%
  8           312%            30         170%         52            119%
  9           302%            31         166%         53            118%
 10           293%            32         162%         54            117%
 11           284%            33         159%         55            116%
 12           276%            34         155%         56            115%
 13           268%            35         152%         57            114%
 14           260%            36         149%         58            113%
 15           252%            37         146%         59            112%
 16           245%            38         144%         60            111%
 17           238%            39         141%         61            109%
 18           231%            40         139%         62            108%
 19           225%            41         142%         63            107%
 20           218%            42         140%         64            106%
 21           213%            43         138%         65            104%
 22           207%            44         136%
--------------------------------------------------------------------------------
RATE CLASS: MALE PREFERRED NONSMOKER


                                    PAGE 3(C)

                                   DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE: the Insured's age as of the Insured's last birthday.

AMOUNT INSURED: If Death Benefit Option 1 is selected, the Amount Insured is the Stated Amount or the Minimum Amount Insured, whichever is greater. If Death Benefit Option 2 is selected, the Amount Insured is the Stated Amount plus the Contract Value or the Minimum Amount Insured, whichever is greater.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Insured's death.

CASH SURRENDER VALUE: the Contract Value less any Indebtedness.

CONTRACT VALUE: the sum of the values held in the Investment Options and the Loan Account.

DEATH BENEFIT: the amount payable to the Beneficiary if the Insured dies while the policy is in force.

DEDUCTION AMOUNT: a monthly charge, deducted from the Contract Value, which is comprised of the cost of insurance charge and any other monthly charge shown on the Policy Summary and any charge for supplemental benefits.

DEDUCTION DAY: is the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF THE INSURED'S DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to us.

GENERAL ACCOUNT: the General Account is made up of all of our assets other than those held in any separate investment account.

IN WRITING: in a written form satisfactory to us and received at Our Office.

INDEBTEDNESS: any amount you owe to us as a result of a policy loan. Indebtedness consists of principal amount plus any accrued interest.

INSURED: the person on whose life this policy is issued. Shown on the Policy Summary.

INVESTMENT OPTION: a division of the Separate Account which invests directly in a corresponding Underlying Fund.

ISSUE DATE: the date on which we issue the policy. Shown on the Policy Summary.

LOAN ACCOUNT: the account to which we transfer the amount of any policy loan and to which we credit interest.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that we deduct from each Investment Option to cover our mortality and expense risk charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Contract Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

NET AMOUNT AT RISK: the Amount Insured for the month divided by the Death Benefit Interest Factor minus the Contract Value.

NET PREMIUM: actual premium minus the sales expense charges. The sales expense charge is shown on the Policy Summary. We may, at Our discretion, apply a lower percentage of premium charges.

OUR OFFICE: The Travelers Insurance Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which we may designate for the purpose of administering this policy.

OWNER: The Owner has all rights under this Policy and is named in the Application.

PER THOUSAND DEATH BENEFIT: the lesser of the Initial Death Benefit or twenty
(20) times the Target Premium.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the monthly Deduction Day. This date will not be on the 29th, 30th or 31st of any given month.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SEC: the Securities and Exchange Commission.

L-15928
                                     Page 4

SEPARATE ACCOUNT: an account which We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT: a dollar amount used to determine the Death Benefit of the policy. Shown on the Policy Summary.

TARGET PREMIUM: the level annual premium above which sales expense charges are reduced.

UNDERLYING FUND: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

UNDERWRITING PERIOD: the time from when We receive a completed application until the Issue Date of the policy.

VALUATION DATE: a day on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading and we are open for business.

VALUATION PERIOD: the period between successive valuations.

VARIABLE ACCOUNT: one or more Variable Accounts are named on the Policy Summary, each of which is a Separate Account.

WE, US, OUR: The Travelers Insurance Company.

YOU, YOUR: the owner(s) of this policy.

                             BENEFITS--BASIC POLICY

DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Insured's Death while the policy is in force, we will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of death, less any:

     1.   Indebtedness; and

     2. amount payable to an assignee under a collateral assignment of the policy; and

     3.   monthly Deduction Amount due but not paid.

The Death Benefit may be limited as provided under the Misstatement, Contest and Suicide provisions on Page 10 and 11 of this policy. The Death Benefit depends on the Death Benefit Option in effect at the date of death and any increase or decrease you have made to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.

MATURITY BENEFIT

If the Insured is living on the Maturity Date, as shown on the Policy Summary, we will pay you the Contract Value as of the Maturity Date, less any:

     1.   Indebtedness;

     2.   monthly Deduction Amount due but not paid; and

     3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and we will have no other obligation under this policy.

DEATH BENEFIT OPTIONS AND AMOUNT INSURED
There are two Death Benefit Options, which are as follows:

Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the Insured's date of death.

Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Contract Value, or any Minimum Amount Insured on the Insured's date of death.

REQUESTED CHANGES IN DEATH BENEFIT OPTIONS

At any time after the first Policy Year, you may change your Death Benefit option under your policy from Option 1 to Option 2; or from Option 2 to Option
1. We will adjust the Stated Amount such that the Net Amount at Risk remains

L-15928
                                     Page 5
constant. The effective date of the change will be the Monthly Deduction Day on or following the date we approve the request for the change.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.

REQUESTED CHANGES IN STATED AMOUNT

Increases -- At any time after the first Policy Year and prior to the earlier of the Insured's attaining the Maximum Change Age or his/her death, you may request an increase to the Stated Amount. The minimum amount of the increase is $5,000. The request must be made In Writing to Our Office. The increase will be effective on the date shown on the supplemental Policy Summary we will send you. We will require evidence of insurability satisfactory to us if you request an increase. We reserve the right to limit the number of increases to the Stated Amount to one each policy year.

Decreases -- At any time after the first Policy Year, you may request a decrease to the Stated Amount. The decrease will be effective on the later of the monthly Deduction Day on or following our receipt of your request at Our Office, or the monthly Deduction Day on or immediately following the date you request it to be effective. We reserve the right to limit the number of decreases to the Stated Amount to one each policy year.

The decrease will be applied as follows: first against the most recent increase in the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary or which would disqualify this policy as a contract for life insurance. We will send you a supplemental Policy Summary reflecting any change.

                                  POLICY VALUES

CONTRACT VALUE

The Contract Value on the Policy Date is equal to the Net Premium. On each Valuation Date, the Contract Value is equal to the sum of the accumulated values in the Investment Options plus any Loan Account value. The accumulated value of an Investment Option equals A times B where:

          A is the number of Accumulation Units on the Valuation Date; and

          B is the then current Accumulation Unit Value for that Investment Option.

Policy values on other days are calculated in a manner consistent with this method.

DEDUCTION AMOUNT

The first monthly Deduction Day is the Policy Date. The monthly Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option in proportion to the value of each Investment Option on each monthly Deduction Day. The Deduction Amount is equal to:

     1.   the cost of insurance; plus

     2.   the charge(s) associated with any rider(s); plus

     3.   the monthly administrative charge shown on the Policy Summary; plus

     4.   the monthly case expense charge; plus

     5. the cost of supplemental benefits,if any, for which a separate charge is shown on the Policy Summary; plus

     6.   any other applicable charges shown on the Policy Summary.

The maximum guaranteed cost of insurance for any month is equal to C times the result of A minus B where:

          A is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

          B is the Contract Value on the monthly Deduction Day;

          C is the cost shown in the Maximum Monthly Guaranteed Cost of Insurance table on the Policy Summary at the Insured's age, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on the Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those

L-15928
                                     Page 6
shown. We will base any future changes in these rates only on our future expectations as to investment earnings, mortality, expenses and persistency.

The monthly Deduction Amount for the following month will be taken out of the Contract Value on the monthly Deduction Day shown on the Policy Summary. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period, Page 10).

CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Contract Value less any Indebtedness as shown on the Policy Summary. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.

CASH SURRENDER

While the Insured is living and this policy is in force, you may request, In Writing, a full or partial surrender. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate your Cash Surrender Value as of the day we receive your request In Writing and will pay this amount within seven days after such request.

If you request a full surrender, the policy will end on the effective date of the surrender.

A partial surrender may be made at any time after the first Policy Year while this policy is in force. We will not make a partial surrender to you for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If you request a partial surrender, the Contract Value will be reduced by the amount surrendered. We will reduce the Stated Amount by the amount necessary to prevent an increase in the Net Amount at Risk. The Death Benefit and Amount Insured will also be reduced as a result of the Cash Surrender. The deduction from the Contract Value will be made on a pro-rata basis against the Contract Value of each Investment Option unless you request otherwise In Writing. After the reduction, the Amount Insured must be no less than the Minimum Amount Insured shown on the Policy Summary.

POLICY LOANS

We will make a loan to you with the policy as security if you assign this policy to us while it is in force. The loan must be requested In Writing. The amount of the loan and all existing Indebtedness may not be more than the maximum loan value shown on the Policy Summary as of the loan date. The loan date is the date we process the loan. We will not make a loan to You or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary.

The loan interest rate is shown on the Policy Summary. Interest is charged daily and is payable at the end of each Policy Year. Unpaid interest will be added to existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the loan.

When you take a loan, we will transfer an amount equal to the Policy Loan from the Investment Options to the Loan Account in proportion to the Contract Value in each Investment Option as of the loan date. Any loan interest that becomes due and unpaid will also be transferred. The Loan Account will be maintained while a loan is outstanding and will be credited interest at a rate at least equal to the Annual Interest Rate Credited to Loan Accounts as shown on the Policy Summary.

While the Insured is living and the policy is still in effect, all or part of any loan may be repaid. Payment received while there is an outstanding loan on the policy will be applied as follows: first towards repayment of any loan interest due; next toward repayment of the loan principal; and last as a premium payment to the policy. When you repay part or all of the loan, we will transfer an amount equal to the amount you repay from the Loan Account to the Investment Options. Loan repayments will be allocated among the Investment Options using the Fund allocation factors in effect on the date of the repayment.

The Grace Period provision will go into effect if the Indebtedness exceeds the Contract Value.

                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

An initial lump sum premium payment must be made to the policy and is due and payable before the policy becomes effective. All premiums are payable at Our Office or to one of our authorized representatives.

L-15928
                                     Page 7
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PREMIUM ALLOCATION

Net Premiums will be allocated among the Investment Options based upon the allocation that you choose. Any allocation must be at least 5% and must be a whole percentage, with the sum of the fund allocations equal to 100%.

Any subsequent Net Premiums will be allocated according to your most recently chosen factors.

You may change the allocation for future Net Premiums at any time while your policy is in force. To do so, you must notify us In Writing. The change will take effect on the date we receive your written request.

ADDITIONAL PREMIUM PAYMENTS

You may make additional premium payments at any time while your policy is in force. We reserve the right to require evidence of insurability before accepting additional premium payments which result in an increased net amount at risk.

We will return any additional premium payments made which would exceed the limits prescribed by federal income tax laws or regulations which would prevent the policy from qualifying as life insurance.

                        SEPARATE ACCOUNT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by us will be determined by dividing the premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Underlying Fund from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing A by B and subtracting C where:

     A is

     1. the net asset value per share of the Underlying Fund as of the Valuation Date; plus

     2. the per-share amount of any dividend or capital gain distributions by the Underlying Fund if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

     3. a per-share charge or credit, as we may determine on the Valuation Date for tax reserves; and

     B is

     1. the net asset value per share of the Underlying Fund as of the last prior Valuation Date; plus or minus

     2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

     C is the applicable Investment Option deduction for the Valuation Period.

Assets in each Investment Option will be valued at fair market value in accordance with accepted accounting practices and applicable laws and regulations.

                      TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as this policy is in effect, you may request that we transfer all or a part of the Contract Value (minus Indebtedness) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with our rules. We reserve the right to limit the number of free transfers between Investment Options as shown on the Policy Summary. We reserve the right to charge the reasonable

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administrative fee specified on the Policy Summary for transfers beyond that number. We also reserve the right to restrict transfers requested by any market timing firm or by any other third party who is authorized to initiate transfers on behalf of multiple policy owners. We reserve the right not to accept: 1) the transfer instructions of any agent acting under a power of attorney on behalf of more than one owner, and 2) the transfer instructions of individual owners who have executed pre-authorized transfer forms that are submitted by market timing firms or by other third parties on behalf of more than one owner. We further reserve the right to limit transfers that We determine will disadvantage other policy owners.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after we receive your request for transfer at Our Office.

            CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE

Subject to the Grace Period provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value would not be enough to pay the monthly Deduction Amount due, or until the Maturity Date, if earlier. The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.

GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, we will send you a notice of required premium to your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Contract Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Death Benefit payable will be reduced by any Deduction Amount due but not paid and by any Indebtedness.

REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the monthly Deduction Amount had been paid, if:

     1.   the policy was not surrendered for cash; and

     2.   evidence of insurability acceptable to us is furnished; and

     3.   all monthly Deduction Amounts past due are paid; and

     4. premium at least equal to the following three monthly Deduction Amounts is paid; and

     5.   all Indebtedness is repaid or restored.

Upon reinstatement, the Contract Value of the policy prior to applying any premiums or loan repayments will be the Contract Value at the end of the Grace Period.

The effective date of the reinstated policy will be the Deduction Date on or next following the date the application for reinstatement is approved by us.

Unless you have specified otherwise, all amounts will be allocated based on the Fund allocation factors in effect at the start of the Grace Period.

                                OWNERSHIP RIGHTS

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OWNERSHIP

The original owner(s) is (are) shown on the application(s). During the Insured's lifetime, you may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that we permit.

Ownership is transferable by assignment. No assignment is binding on us until we receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.

BENEFICIARY

The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, you may name a new Beneficiary during the Insured's lifetime and while this policy is in force by notifying us In Writing. Any change will be effective from the date you signed the notice of change, even if the Insured is not living when we receive the notice. We will have no further responsibility for any payment we made before we received the notice at Our Office.

If no Beneficiary survives the Insured, you will be the Beneficiary. If you are the Insured, your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

The entire contract consists of this policy and the application, a copy of which is attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.

CHANGES

This policy may only be altered by a written agreement signed by one of our officers.

NO  DIVIDENDS

This policy is non-participating. It does not share in our surplus earnings, so you will receive no dividends under it.

MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.

SUICIDE

If, within two years from the Issue Date, the Insured dies due to suicide, while sane or insane, the Death Benefit will be limited to the premiums paid, less any Indebtedness and amount of any partial surrenders.

If you have applied for an increase to the Stated Amount, this Suicide provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Suicide provision will be measured from the reinstatement date.

CONTEST

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the Insured's lifetime for two years from the Issue Date.

If you have applied for an increase to the Stated Amount, this Contest provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Contest provision will be measured from the reinstatement date.

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SEPARATE ACCOUNT

We have exclusive and absolute ownership and control of the assets of the Separate Account and its Investment Options. The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in the policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. This approval process is on file with the Commissioner of the state where this policy is issued for delivery.

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in our judgment becomes inappropriate for the purposes of this policy, we may substitute another Separate Account or Investment Option without your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to you and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans)
(1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for your protection. Any provision of this policy which specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.

VOTING RIGHTS

You, or the Beneficiary after the Insured's death, will be entitled to certain voting rights with respect to the Investment Options to which you have allocated premiums.

If current law requires, you will be entitled to instruct us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which you will be entitled to instruct us. If there is a change in the law which permits us to vote the shares of the Investment Options without direction from you, we reserve the right to do so.

MATURITY OF AN INVESTMENT OPTION

If any Contract Value is attributable to an Investment Option having a specified maturity date, the Contract Value in that Investment Option as of such maturity date will be allocated to the money market Investment Option specified on the Policy Summary, unless you request otherwise. We will send written notice to your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the money market Investment Option, we must receive your notification In Writing at least seven days before the maturity date of that Investment Option.

ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, we will send you a statement showing:

     1.   the Contract Value, Stated Amount and Amount Insured; and

     2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

     3.   total Loan Account value.

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ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time. We may charge a reasonable service fee, not to exceed $15 (unless prohibited by state law).

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